Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-197526 on Form S-3 of Hudson Pacific Properties, Inc. of our report dated December 22, 2014, relating to the combined statement of revenues and certain expenses of the Redwood Portfolio for the year ended December 31, 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in this Current Report on Form 8-K of Hudson Pacific Properties, Inc.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 12, 2015